   As filed with the Securities and Exchange Commission on November 25, 2002.
                                                         Registration No. 333  -
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                              WILLBROS GROUP, INC.
             (Exact name of registrant as specified in its charter)
      REPUBLIC OF PANAMA                                 98-0160660
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)
                               PLAZA 2000 BUILDING
                             50TH STREET, 8TH FLOOR
                                  APARTADO 6307
                          PANAMA 5, REPUBLIC OF PANAMA
                                 (50-7) 213-0947
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                MICHAEL F. CURRAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              WILLBROS GROUP, INC.
                             C/O WILLBROS USA, INC.
                        4400 POST OAK PARKWAY, SUITE 1000
                              HOUSTON, TEXAS 77027
                                 (713) 403-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 WITH A COPY TO:
                                 ROBERT A. CURRY
                             CONNER & WINTERS, P.C.
                             3700 FIRST PLACE TOWER
                               15 EAST 5TH STREET
                           TULSA, OKLAHOMA 74103-4344
                                 (918) 586-5711

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
         TITLE OF EACH CLASS OF                AMOUNT TO BE          OFFERING PRICE          AGGREGATE            REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED             PER SHARE           OFFERING PRICE             FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.05 par value)(1)              950,000 shares           $6.95(2)           $6,602,500(2)               $608
Preferred Share Purchase Rights(1)            950,000 shares              --(1)                   --(1)                 --(1)
====================================================================================================================================

(1) Each share of common stock is accompanied by a preferred share purchase right pursuant to the Rights Agreement, dated April 1, 1999, with Mellon Investor Services LLC, as Rights Agent.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of $6.95 per share, the average of the high ($7.05) and low ($6.85) sales prices of the common stock, as reported on the New York Stock Exchange for November 18, 2002, which was 5 business days prior to this filing.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 Subject To Completion, Dated November 25, 2002

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                 950,000 SHARES

                              WILLBROS GROUP, INC.

                                  COMMON STOCK

                                   ----------




Up to 950,000 presently outstanding shares of our common stock may be offered for sale from time to time by the selling stockholders named on page 12 of this prospectus. We will not receive any of the proceeds from the sale of these shares.

Our common stock is traded on the New York Stock Exchange under the symbol "WG." On November 22, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $7.61 per share.



INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ----------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   ----------







                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 2002

                                TABLE OF CONTENTS

                                                                                                                 PAGE
Where You Can Find More Information.................................................................................2
Risk Factors .......................................................................................................3
About Willbros Group, Inc..........................................................................................10
Recent Development.................................................................................................10
Forward-Looking Statements.........................................................................................11
Use of Proceeds....................................................................................................12
Selling Stockholders...............................................................................................12
Description of Capital Stock.......................................................................................13
     Common Stock..................................................................................................13
     Class A Preferred Stock.......................................................................................13
     Stockholder Rights Plan.......................................................................................14
     Anti-Takeover Effects of Provisions of Our Articles of Incorporation and By-laws..............................15
     Transfer Agent and Registrar..................................................................................16
Material United States Federal and Panamanian Income Tax Consequences..............................................17
     General.......................................................................................................17
     United States Tax.............................................................................................17
     Panamanian Tax................................................................................................20
Plan of Distribution...............................................................................................21
Legal Opinion......................................................................................................22
Experts............................................................................................................22

                                   ----------


YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES OF COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER PAGE OF THIS PROSPECTUS.

                                   ----------


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

     o Annual Report on Form 10-K and Amendment Number 1 on Form 10-K/A for the year ended December 31, 2001 (SEC File No. 1-11953);

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002;

     o    Our Current Report on Form 8-K dated May 6, 2002;

     o The description of our common stock contained in our registration statement on Form 8-A, dated July 19, 1996 (SEC File No. 1-11953), including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description; and

     o The description of our preferred stock purchase rights contained in our registration statement on Form 8-A, dated April 9, 1999 (SEC File No. 1-11953), including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

In addition, any filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement will be incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by contacting us at:

                           Willbros USA, Inc.
                           4400 Post Oak Parkway
                           Suite 1000
                           Houston, Texas 77027
                           Attention: Investor Relations
                           (713) 403-8000

The reports, proxy statements and other information we file with the Securities and Exchange Commission can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10002. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and the documents to which we refer you, before deciding to invest in the shares.

OUR BUSINESS IS HIGHLY DEPENDENT UPON THE LEVEL OF CAPITAL EXPENDITURES BY OIL, GAS AND POWER COMPANIES ON INFRASTRUCTURE

Our revenue and cash flows are dependent upon major construction and maintenance projects. The availability of these types of projects is dependent upon the overall condition of the oil, gas and power industries, and specifically, the level of capital expenditures of oil, gas and power companies on infrastructure. Our failure to obtain major construction and maintenance projects, the delay in awards of major projects, the cancellation of major projects or delays in completion of contracts are factors that could result in the under-utilization of our resources, which would have an adverse impact on our revenue and cash flows. There are numerous factors beyond our control that influence the level of capital expenditures of oil, gas and power companies, including:

     o    current and projected oil, gas and power prices;

     o the abilities of oil, gas and power companies to generate, access and deploy capital, particularly in light of recent efforts by energy companies to strengthen their balance sheets and maintain their credit ratings;

     o    exploration, production and transportation costs;

     o    the discovery rate of new oil and gas reserves;

     o    the sale and expiration dates of oil and gas leases and concessions;

     o    the demand for electricity;

     o regulatory restraints on the rates that power companies may charge their customers;

     o    local and international political and economic conditions;

     o the ability or willingness of host country government entities to fund their budgetary commitments; and

     o    technological advances.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS ARE SUBJECT TO POLITICAL AND ECONOMIC RISKS OF DEVELOPING COUNTRIES

We have substantial operations and assets in developing countries in Africa, the Middle East and South America. Approximately 45% of our contract revenues for 2001 were derived from activities in developing countries, and approximately 72% of our long-lived assets as of December 31, 2001, were located in developing countries. Accordingly, we are subject to risks which ordinarily would not be expected to exist to the same extent in the United States, Canada, Japan or Western Europe. Some of these risks include:

     o Foreign currency restrictions, which may prevent us from repatriating foreign currency received in excess of local currency requirements and converting it into U.S. dollars or other fungible currency.

     o Exchange rate fluctuations, which can reduce the purchasing power of local currencies and cause our costs to exceed our budget, reducing our operating margin in the affected country.

     o Expropriation of assets, by either a recognized or unrecognized foreign government, which can disrupt our business activities and create delays and corresponding losses.

     o Civil uprisings, riots and war, which can make it impractical to continue operations, adversely affect both budgets and schedules and expose us to losses. In 1999, for example, local protesters looted and vandalized our facilities in Nigeria and interfered with our operations.

     o Availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of skilled craftsmen or specialized equipment in areas where local resources are insufficient.

     o Government instability, which can cause investment in capital projects by our potential customers to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services.

     o Legal systems of decrees, laws, regulations, interpretations and court decisions, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs. In Venezuela, for example, a new hydrocarbons law, which went into effect on January 1, 2002, and which increases royalty rates from approximately 17% to between 20% and 30%, is expected to reduce investment in that country.

Our operations in developing countries may be adversely affected in the event any governmental agencies in these countries interpret laws, regulations or court decisions in a manner which might be considered inconsistent or inequitable in the United States, Canada, Japan or Western Europe. We may be subject to unanticipated taxes, including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments which could have a material adverse effect on our results of operations for any quarter or year.

These risks may result in a loss of business which could have a material adverse effect on our results of operations.

WE MAY BE ADVERSELY AFFECTED BY A CONCENTRATION OF BUSINESS IN A PARTICULAR COUNTRY

Due to a limited number of major projects worldwide, we currently have, and expect that we will continue to have, a substantial portion of our resources dedicated to projects located in a few countries. Therefore, our results of operations are susceptible to adverse events beyond our control which may occur in a particular country in which our business may be concentrated. Economic downturns in such countries could adversely affect our operations. For the last three years, our contract revenue was primarily generated in the following countries or areas: United States, Nigeria, Offshore West Africa, Cameroon, Canada, Bolivia, Venezuela, Oman and Australia.

At December 31, 2001, 28.7% of our property, plant, equipment and spare parts was located in Nigeria, 23.3% in the United States, 15.3% in Offshore West Africa and 13.1% in Cameroon. Our operations and assets are subject to various risks inherent in conducting business in these countries.

OUR BUSINESS IS DEPENDENT ON A LIMITED NUMBER OF KEY CLIENTS

We operate primarily in a single operating segment in the oil, gas and power industries, providing construction, engineering and specialty services to a limited number of clients. Much of our success depends on developing and maintaining relationships with our major clients and obtaining a share of contracts from these clients. The loss of any of our major clients could have a material adverse effect on our operations. Our 10 largest clients were responsible for 81% of our revenue in 2001, 86% of our revenue in 2000 and 78% of our revenue in 1999. Operating units of ExxonMobil, Centennial Pipeline, Royal Dutch Shell, Duke Energy and Trans Union Power accounted for 18%, 17%, 14%, 10% and 10%, respectively, of our total revenue in 2001.

OUR DEPENDENCE UPON FIXED PRICE CONTRACTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS

A substantial portion of our projects are currently performed on a fixed-price basis. Under a fixed-price contract, we agree on the price that we will receive for the entire project, based upon specific assumptions and project criteria. If our estimates of our own costs to complete the project are below the actual costs that we may incur, our margins will decrease, and we may incur a loss. The revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. If we are unsuccessful in mitigating these risks, we may realize gross profits that are different from those originally estimated and reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year. In general, turnkey contracts to be performed on a fixed-price basis involve an increased risk of significant variations. This is a result of the long-term nature of these contracts and the inherent difficulties in estimating costs and of the interrelationship of the integrated services to be provided under these contracts whereby unanticipated costs or delays in performing part of the contract can have compounding effects by increasing costs of performing other parts of the contract.

PERCENTAGE-OF-COMPLETION METHOD OF ACCOUNTING FOR CONTRACT REVENUE MAY RESULT IN MATERIAL ADJUSTMENTS ADVERSELY AFFECTING OUR OPERATING RESULTS

We recognize contract revenue using the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Accordingly, contract revenue and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenue in the period when these estimates are revised. These estimates are based on management's reasonable assumptions and our historical experience, and are only estimates. Variation of actual results from these assumptions or our historical experience could be material. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenue, we would recognize a credit or a charge against current earnings, which could be material.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED ON SEPTEMBER 11, 2001, AND FUTURE WAR OR RISK OF WAR MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR SECURE INSURANCE OR OUR FUTURE GROWTH

The impact that the terrorist attacks of September 11, 2001, may have on the energy industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001, and the changes in the insurance markets attributable to the terrorist attacks, have resulted in increased insurance premiums and have made it difficult for us to obtain certain types of insurance coverage. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect the oil, gas and power industries and restrict their future growth. Instability in the financial markets as a result of terrorism or war could also affect both our ability to raise capital and the ability of our customers to raise capital.

OUR OPERATIONS ARE SUBJECT TO A NUMBER OF OPERATIONAL RISKS

Our business operations include pipeline construction, dredging, pipeline rehabilitation services, marine support services and the operation of vessels and heavy equipment. These operations involve a high degree of operational risk. Natural disasters, adverse weather conditions, collisions and operator or navigational error could cause personal injury or loss of life, severe damage to and destruction of property, equipment and the environment and suspension of operations. In locations where we perform work with equipment that is owned by others, our continued use of the equipment can be subject to unexpected or arbitrary interruption or termination. The occurrence of any of these events could result in work stoppage, loss of revenue, casualty loss, increased costs and significant liability to third parties.

The insurance protection we maintain may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. An enforceable claim for which we are not fully insured could have a material adverse effect on our financial condition and results of operations. Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable.

WE MAY BECOME LIABLE FOR THE OBLIGATIONS OF OUR JOINT VENTURERS

Some of our projects are performed through joint ventures with other parties. In addition to the usual liability of contractors for the completion of contracts and the warranty of our work, where work is performed through a joint venture, we also have potential liability for the work performed by our joint venturers. In these projects, even if we satisfactorily complete our project responsibilities within budget, we may incur additional unforeseen costs due to the failure of our joint venturers to perform or complete work in accordance with contract specifications.

GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS

Many aspects of our operations are subject to governmental regulations in the countries in which we operate, including those relating to currency conversion and repatriation, taxation of our earnings and earnings of our personnel, and our use of local employees and suppliers. In addition, we depend on the demand for our services from the oil, gas and power industries, and, therefore, our business is affected by changing taxes, price controls and laws and regulations relating to the oil, gas and power industries generally. The adoption of laws and regulations by the countries or the states in which we operate for the purpose of curtailing exploration and development drilling for oil and gas or the development of power generation facilities for economic and other policy reasons, could adversely affect our operations by limiting demand for our services.

Our operations are also subject to the risk of changes in international and U.S. laws and policies which may impose restrictions on our business, including trade restrictions, which could have a material adverse effect on our operations. Other types of government regulation which could, if enacted or implemented, adversely affect our operations include:

     o    expropriation or nationalization decrees;

     o    confiscatory tax systems;

     o primary or secondary boycotts directed at specific countries or companies;

     o    embargoes;

     o    extensive import restrictions or other trade barriers;

     o    mandatory sourcing rules;

     o    oil, gas or power price regulation; and

     o    unrealistically high labor rate and fuel price regulation.

Our future operations and earnings may be adversely affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations, and the impact of these changes could be material.

OUR OPERATIONS EXPOSE US TO POTENTIAL ENVIRONMENTAL LIABILITIES

Our United States and Canadian operations are subject to numerous environmental protection laws and regulations which are complex and stringent. We regularly perform work in and around sensitive environmental areas such as rivers, lakes and wetlands. Significant fines and penalties may be imposed for non-compliance with environmental laws and regulations, and some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. In addition to potential liabilities that may be incurred in satisfying these requirements, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for the acts of ours which were in compliance with all applicable laws at the time these acts were performed.

We own and operate several properties in the United States that have been used for a number of years for the storage and maintenance of equipment and upon which hydrocarbons or other wastes may have been disposed or released. Any release of substances by us or by third parties who previously operated on these properties may be subject to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Compensation and Recovery Act (RCRA), and analogous state laws. CERCLA imposes joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of "hazardous substances" into the environment, while RCRA governs the generation, storage, transfer, and disposal of hazardous wastes. Under such laws, we could be required to remove or remediate previously disposed wastes and clean up contaminated property.

Our operations outside of the United States are potentially subject to similar governmental controls and restrictions relating to the environment.

HIGHLY COMPETITIVE INDUSTRY COULD IMPEDE OUR GROWTH

We operate in a highly competitive environment. A substantial number of the major projects that we pursue are awarded based on bid proposals. We compete for these projects against government-owned or supported companies and other companies that have substantially greater financial and other resources than we do. Our growth may be impacted to the extent that we are unable to successfully bid against these companies.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IF OUR NON-U.S. OPERATIONS BECAME TAXABLE IN THE UNITED STATES

If any income earned, currently or historically, by Willbros Group, Inc. or its non-U.S. subsidiaries from operations outside the United States constituted income effectively connected to a United States trade or business, and as a result became taxable in the United States, we could be subject to U.S. taxes on a basis significantly more adverse than generally would apply to these business operations. In this event, our consolidated operating results could be materially and adversely affected.

WE ARE DEPENDENT UPON THE SERVICES OF OUR EXECUTIVE MANAGEMENT

Our success depends heavily on the continued services of our executive management. We do not have an employment agreement with any of these individuals. Accordingly, we may not be able to retain any of these individuals in their capacity for any particular period of time. In addition, we do not maintain key man life insurance for these individuals. The loss or interruption of services provided by one or more of our senior officers could adversely affect our results of operations. Furthermore, we may not be able to continue to attract and retain sufficient qualified personnel.

OUR STOCKHOLDER RIGHTS PLAN, ARTICLES OF INCORPORATION AND BY-LAWS MAY INHIBIT A TAKEOVER, WHICH MAY ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK

Our stockholder rights plan and provisions of our articles of incorporation and by-laws may discourage unsolicited takeover proposals or make it more difficult for a third party to acquire us, which may adversely affect the price that investors might be willing to pay for our common stock. For example, our articles of incorporation and by-laws:

     o provide for restrictions on the transfer of any shares of common stock to prevent us from becoming a "controlled foreign corporation" under United States tax law;

     o provide for a classified board of directors, which allows only one-third of our directors to be elected each year;

     o restrict the ability of stockholders to take action by written consent;

     o establish advance notice requirements for nominations for election to our board of directors; and

     o authorize our board of directors to designate the terms of and issue new series of preferred stock.

We also have a stockholder rights plan which gives holders of our common stock the right to purchase additional shares of our capital stock if a potential acquirer purchases or announces a tender or exchange offer to purchase 15% or more of our outstanding common stock. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors.

IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS WHICH ARE PREDICATED ON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES AGAINST US AND SOME OF OUR BOARD MEMBERS WHO ARE NON-U.S. RESIDENTS

We are a corporation organized under the laws of the Republic of Panama. In addition, two of our current board members are residents of countries other than the United States. Accordingly:

     o it may not be possible to effect service of process on non-resident directors in the United States and to enforce judgments against them predicated on the civil liability provisions of the federal securities laws of the United States;

     o because a substantial amount of our assets are located outside the United States, any judgment obtained against us in the United States may not be fully collectible in the United States; and

     o we have been advised that courts in the Republic of Panama will not enforce liabilities in original actions predicated solely on the United States federal securities laws.

These factors mean that it may be more costly and difficult for you to recover fully any alleged damages that you may suffer for any violation of federal securities laws by us or our management than it would otherwise be in the case of a United States corporation whose directors are all United States residents.

OUR STOCK PRICE IS VOLATILE

Our common stock has experienced significant price volatility, and such volatility may continue in the future. The price of our common stock could fluctuate widely in response to a range of factors, including variations in our quarterly results and changing conditions in the economy in general or in our industry in particular. In addition, stock markets generally experience significant price and volume volatility from time to time which may affect the market price of our common stock unrelated to our performance.

                           ABOUT WILLBROS GROUP, INC.

We are one of the leading independent contractors providing construction, engineering and specialty services to the oil, gas and power industries and government entities worldwide. We place particular emphasis on projects in countries where we believe our experience gives us a competitive advantage, including several developing countries. Our construction services include the building and replacement of major pipelines and gathering systems, flow, pump and gas compressor stations, gas processing facilities, oil and gas production facilities and related infrastructure. Our engineering services include feasibility studies, conceptual and detailed design, field services, material procurement and overall project management. Our specialty services include oilfield transportation services, dredging, maintenance, specialty fabrication and facility operations.

We are incorporated in the Republic of Panama and maintain our headquarters at the Plaza 2000 Building, 50th Street, 8th Floor, Apartado 6307, Panama 5, Republic of Panama, and our telephone number is (50-7) 213-0947. Administrative services are provided to us by our subsidiary, Willbros USA, Inc., whose administrative headquarters are located at 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, and whose telephone number is (713) 403-8000. Information contained on our website, http://www.willbros.com, is not part of this prospectus.

                               RECENT DEVELOPMENT

On October 23, 2002, we completed the acquisition of Mt. West Fabrication Plants and Stations, Inc. and Pacific Industrial Electric, Inc., both of which are Colorado corporations. The acquisitions were accomplished by merging two of our newly formed, wholly-owned subsidiaries with and into Mt. West and Pacific Industrial, respectively, with Mt. West and Pacific Industrial surviving as our wholly-owned subsidiaries. In the merger, we issued to Mt. West and Pacific Industrial stockholders 950,000 shares of our common stock.

At the same time we acquired two related companies, Process Engineering Design, Inc. and Process Electric and Control, Inc., for cash in the aggregate amount of approximately $4.4 million. Collectively, these four companies provide engineer-procure-construct (EPC) contract services to the domestic oil, gas and power industries, including such services in oil and gas related applications such as compressor stations, dehydration, metering, acid gas treating, power generation, pipeline, gas storage and complete electrical and instrumentation.

The purchase price for the four acquired companies will be adjusted by an earn-out amount equal to 25 percent of the combined net income of the four acquired companies for the 24-month period following the date of acquisition. Any earn-out amounts due shall be payable in cash upon the completion of the earn-out period.

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents to which we refer you contains forward-looking statements within the meaning of the federal securities laws.

These forward-looking statements include, among others, the following:

     o    the amount and nature of future capital expenditures;

     o    oil, gas and power prices;

     o    demand for our services;

     o    the amount and nature of future investments by governments;

     o expansion and other development trends of the oil, gas and power industries;

     o    business strategy; and

     o    expansion and growth of our business and operations.

These statements may be found in this prospectus and the documents to which we refer you under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

     o    the timely award of one or more projects;

     o    cancellation of projects;

     o    inclement weather;

     o    project cost overruns and unforeseen schedule delays;

     o the realization of cost recoveries from projects completed or in progress after completion of the relevant project;

     o    the acquisition of additional companies or operations;

     o    obtaining adequate financing;

     o    reductions in the demand for energy;

     o curtailment of capital expenditures in the oil, gas and power industries;

     o    political circumstances impeding the progress of work;

     o    future acts of terrorism or war;

     o downturns in general economic, market or business conditions in our target markets; and

     o    changes in laws or regulations.

You should also carefully consider the statements under "Risk Factors" and other sections of this prospectus and the documents to which we refer you, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.


                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock offered by this prospectus.


                              SELLING STOCKHOLDERS

The following table sets forth information with respect to the selling stockholders and the shares of our common stock that they may offer under this prospectus. Except for the transaction described below, neither of the selling stockholders has had a material relationship with us or any of our subsidiaries within the past three years. The selling stockholders may from time to time offer and sell any or all of their shares offered by this prospectus. Because the selling stockholders are not obligated to sell their shares, and because the selling stockholders may acquire additional shares of our common stock in the public market, we cannot estimate the number of shares that will be beneficially owned by them after completion of this offering. The table sets forth, to our knowledge, information about the selling stockholders as of the date of this prospectus.

                                         Number of Shares          Percentage of Shares of
                                     Beneficially Owned Prior        Common Stock Owned         Number of Shares that
Name of Selling Stockholder              to the Offering            Prior to the Offering          May be Offered
---------------------------          ------------------------      -----------------------      ---------------------
G. Mack Roberts                               822,428                         3.83%                    822,428
Roger K. Joslin                               127,572                         0.06%                    127,572

On October 23, 2002, we completed the acquisition of Mt. West Fabrication Plants and Stations, Inc., and Pacific Industrial Electric, Inc., both of which are Colorado corporations. The acquisition was accomplished by merging two newly formed, wholly-owned subsidiaries of Willbros with and into Mt. West and Pacific Industrial, respectively, with Mt. West and Pacific Industrial surviving as wholly-owned subsidiaries of Willbros. In the merger, we issued to Mt. West and Pacific Industrial stockholders 950,000 shares of our common stock.

In connection with our acquisition of Mt. West and Pacific Industrial, we and the selling stockholders entered into a shelf registration agreement. Under the shelf registration agreement, we agreed to prepare and file a registration statement with the Securities and Exchange Commission covering the resale of the 950,000 shares. We also agreed to use all reasonable efforts to cause the registration statement to become effective and to generally keep the registration statement continuously effective for a period of two years from October 23, 2002, or, if earlier, until all of the shares are sold under the registration statement. In connection with a transfer of the shares covered by the shelf registration agreement, the selling stockholders may assign their rights under the agreement to sell the shares under this prospectus.

This prospectus constitutes a part of the registration statement filed by us as required by the shelf registration agreement.

                          DESCRIPTION OF CAPITAL STOCK

We have 36,000,000 authorized shares of capital stock, consisting of 35,000,000 shares of common stock, par value $.05 per share, and 1,000,000 shares of Class A preferred stock, par value $.01 per share.

COMMON STOCK

As of September 30, 2002, 19,608,654 shares of our common stock were outstanding. All of the outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are entitled to one vote for each share of common stock held on all matters voted upon by stockholders, including the election of directors. Holders of our common stock have no right to cumulate their votes in the election of directors. Subject to the rights of any then-outstanding shares of our preferred stock, the holders of our common stock are entitled to receive dividends as may be declared in the discretion of the board of directors out of funds legally available for the payment of dividends. We are subject to restrictions on the payment of dividends under the provisions of our bank credit agreement.

The holders of our common stock are entitled to share equally and ratably in our net assets upon a liquidation or dissolution after we pay or provide for all liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding. The holders of our common stock have no preemptive, subscription, conversion or redemption rights. There are no governmental laws or regulations in the Republic of Panama affecting the remittance of dividends, interest and other payments to our nonresident stockholders so long as we continue not to engage in business in the Republic of Panama.

Our articles of incorporation contain restrictions, subject to the determination by the board of directors in good faith and in its sole discretion, on the transfer of any shares of our common stock in order to prevent us from becoming a "controlled foreign corporation" under United States tax law. See "-Anti-Takeover Effects of Provisions of Our Articles of Incorporation and By-laws."

CLASS A PREFERRED STOCK

As of the date of this prospectus, there were no outstanding shares of our Class A preferred stock; however, the board of directors has reserved for issuance pursuant to our Stockholder Rights Plan described below 35,000 shares of Series A junior participating preferred stock. Class A preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Class A preferred stock.

The specific matters that the board of directors may determine include the following:

     o    the designation of each series;

     o    the number of shares of each series;

     o    the rate of any dividends;

     o    whether any dividends will be cumulative or non-cumulative;

     o    the terms of any redemption;

     o the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

     o    rights and terms of any conversion or exchange;

     o restrictions on the issuance of shares of the same series or any other series; and

     o    any voting rights.

The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Class A preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could:

     o decrease the amount of earnings and assets available for distribution to holders of common stock;

     o adversely affect the rights and powers, including voting rights, of holders of common stock; and

     o have the effect of delaying, deferring or preventing a change in control.

For example, the board of directors, with its broad power to establish the rights and preferences of authorized but unissued Class A preferred stock, could issue one or more series of Class A preferred stock entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Class A preferred stock into a larger number of shares of common stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

STOCKHOLDER RIGHTS PLAN

On April 1, 1999, our board of directors approved a rights agreement with Mellon Investor Services LLC, as rights agent, and declared a distribution of one preferred share purchase right ("Right") for each outstanding share of common stock. Each Right, when it becomes exercisable, entitles its registered holder to purchase one one-thousandth of a share of Series A junior participating preferred stock ("Series A preferred stock") at a price of $30 per one one-thousandth of a share.

The Rights are attached to and trade with shares of our common stock. Currently, the Rights are not exercisable and there are no separate certificates representing the Rights. If the Rights become exercisable, we will distribute separate Rights certificates. Until that time and as long as the Rights are outstanding, any transfer of shares of our common stock will also constitute the transfer of the Rights associated with those common shares. The Rights will expire on April 15, 2009, unless we redeem or exchange the Rights before that date.

The Rights will become exercisable upon the earlier to occur of:

     o the public announcement that a person or group of persons has acquired 15% or more of our common stock, except in connection with an offer approved by our board of directors; or

     o 10 days, or a later date determined by our board of directors, after the commencement of, or announcement of an intention to commence, a tender or exchange offer that would result in a person or group of persons acquiring 15% or more of our common stock.

If any person or group of persons acquire 15% or more of our common stock, except in connection with an offer approved by our board of directors, each holder of a Right, except the acquiring person or group, will have the right, upon exercise of the Right, to receive that number of shares of our common stock or Series A preferred stock having a value equal to two times the exercise price of the Right.

In the event that any person or group acquires 15% or more of our common stock and either (a) we are acquired in a merger or other business combination in which the holders of all of our common stock immediately prior to the transaction are not the holders of all of the surviving corporation's voting power or (b) more than 50% of our assets or earning power is sold or transferred, then each holder of a Right, except the acquiring person or group, will have the right, upon exercise of the Right, to receive common shares of the acquiring company having a value equal to two times the exercise price of the Right.

The Rights are redeemable in whole, but not in part, by action of the board of directors at a price of $.005 per Right prior to the earlier to occur of a person or group acquiring 15% of our common stock or the expiration of the Rights. Following the public announcement that a person or group has acquired 15% of our common stock, the Rights are redeemable in whole, but not in part, by action of the board of directors at a price of $.005 per Right, provided the redemption is in connection with a merger or other business combination involving our company in which all the holders of our common stock are treated alike and which does not involve the acquiring person or its affiliates.

In the event shares of Series A preferred stock are issued upon the exercise of the Rights, holders of the Series A preferred stock will be entitled to receive, in preference to holders of common stock, a quarterly dividend payment in an amount per share equal to the greater of (a) $10 or (b) 1,000 times the dividend declared per share of common stock. The Series A preferred stock dividends are cumulative but do not bear interest. Shares of Series A preferred stock are not redeemable. In the event of liquidation, the holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, and after the holders of the common stock receive a liquidation payment of $1.00 per share, the holders of the Series A preferred stock and the holders of the common stock will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each share of Series A preferred stock and common stock so held, respectively. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by antidilution provisions.

Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock. In the event that the amount of accrued and unpaid dividends on the Series A preferred stock is equivalent to six full quarterly dividends or more, the holders of the Series A preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common stock until all cumulative dividends on the Series A preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

The stockholder rights plan is designed to deter coercive takeover tactics that attempt to gain control of our company without paying all stockholders a fair price. The plan discourages hostile takeovers by effectively allowing our stockholders to acquire shares of our capital stock at a discount following a hostile acquisition of a large block of our outstanding common stock and by increasing the value of consideration to be received by stockholders in specified transactions following an acquisition.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

Our articles of incorporation, as amended and restated, and our restated by-laws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

     Classified Board of Directors; Removal of Directors; Advance Notice Provisions for Stockholder Nominations

Our articles of incorporation provide for the board of directors to be divided into three classes of directors serving staggered three-year terms, with the numbers of directors in the three classes to be as nearly equal as possible. Any director may be removed from office but only for cause and only by the affirmative vote of a majority of the then outstanding shares of stock entitled to vote on the matter. Any stockholder wishing to submit a nomination to the board of directors must follow the procedures outlined in our articles of incorporation. Any proposal to amend or repeal the provisions of our articles of incorporation relating to the matters contained above in this paragraph requires the affirmative vote of the holders of 75% or more of the outstanding shares of stock entitled to vote on the matter.

     Unanimous Consent of Stockholders Required for Action by Written Consent

Under our restated by-laws, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

     Issuance of Preferred Stock

As described above, our articles of incorporation authorize a class of undesignated Class A preferred stock consisting of 1,000,000 shares. Class A preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Class A preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Class A preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

     Restrictions on Transfer of Common Stock

Our articles of incorporation provide for restrictions on the transfer of any shares of our common stock to prevent us from becoming a "controlled foreign corporation" under United States tax law. Any purported transfer, including a sale, gift, assignment, devise or other disposition of common stock, which would result in a person or persons becoming the beneficial owner of 10% or more of the issued and outstanding shares of our common stock, is subject to a determination by our board of directors in good faith, in its sole discretion, that the transfer would not in any way, directly or indirectly, affect our status as a non-controlled foreign corporation. The transferee or transferor to be involved in a proposed transfer must give written notice to our Secretary not less than 30 days prior to the proposed transfer. In the event of an attempted transfer in violation of the provisions of our articles of incorporation relating to the matters contained in this paragraph, the purported transferee will acquire no rights whatsoever in the transferred shares of common stock. Nothing in this provision, however, precludes the settlement of any transactions entered into through the facilities of the New York Stock Exchange. If the board of directors determines that a transfer has taken place in violation of these restrictions, the board of directors may take any action it deems advisable to refuse to give effect to or to prevent the transfer, including instituting judicial proceedings to enjoin the transfer.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock, as well as the rights agent under our rights agreement, is Mellon Investor Services LLC.

                  MATERIAL UNITED STATES FEDERAL AND PANAMANIAN
                             INCOME TAX CONSEQUENCES

GENERAL

The following discussion under "- United States Tax" summarizes the material United States federal income tax consequences with respect to the acquisition, ownership and disposition of shares of our common stock. The following discussion under "- Panamanian Tax" summarizes the material Panamanian income tax consequences applicable to us and a holder of shares of our common stock. These discussions are not tax advice nor do they purport to be a complete analysis or listing of all the potential tax consequences of holding common stock, nor do they purport to furnish information in the level of detail or with attention to your specific tax circumstances that would be provided by your own tax advisor. Accordingly, if you are considering purchasing our common stock, we suggest that you consult with your own tax advisors as to the United States, Panamanian or other state, local or foreign tax consequences to you of the acquisition, ownership and disposition of our common stock.

UNITED STATES TAX

This summary of United States federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing, temporary and proposed Treasury regulations as in effect on the date of this prospectus, any of which are subject to change (possibly on a retroactive basis) and to differing interpretations.

     Taxation of Willbros Group, Inc.

A foreign corporation that is engaged in the conduct of a trade or business in the United States is taxable at graduated rates on its income that is "effectively connected" with such trade or business. For this purpose, "effectively connected income" includes U.S.-source income other than certain types of passive income and capital gains, and, if the taxpayer has an office or other fixed place of business in the United States, certain foreign-source dividends, interest, rents, royalties and income from the sale of property. Our activities and the activities of our non-United States subsidiaries are carried out in a manner that is intended not to constitute the conduct of a trade or business in the United States. Based on the assumption that our operations and the operations of our foreign subsidiaries will continue to be conducted in the manner they are presently conducted, we believe that the income currently earned by us and our non-United States subsidiaries should not be treated as effectively connected income subject to United States federal income tax even if such corporations were determined to be engaged in the conduct of a trade or business in the United States. However, if any material amount of income earned, currently or historically, by us or our non-United States subsidiaries from operations outside the United States constituted income effectively connected to a United States trade or business, and as a result became taxable in the United States, we could be subject to United States tax on a basis significantly more adverse than generally would apply to these business operations. In this event, our consolidated operating results could be materially and adversely affected.

Our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits. Moreover, it should be noted that, in the event that any of our United States subsidiaries performs services for us or our non-United States subsidiaries at rates that are not commensurate with the standard rates that would be charged to an unrelated party at arm's length for similar services, the IRS would be able, pursuant to Section 482 of the Code, to allocate additional income to such United States subsidiaries to reflect arm's-length charges for such services.

Distributions by our United States subsidiaries to us or to our non-United States subsidiaries may be subject to United States withholding tax.

There is no income tax treaty between Panama and the United States.

     Taxation of Holders of Common Stock

This summary describes the material United States federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock, but it does not purport to be a comprehensive description of all of the tax considerations that you may need to consider before deciding to acquire shares of our common stock. This summary applies to you only if you hold our common stock as a capital asset. This summary does not address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as broker-dealers, insurance companies, tax-exempt organizations, financial institutions, investors who are liable for the alternative minimum tax, investors who hold our common stock as part of a hedging or conversion transaction, holders whose "functional currency" is not the U.S. dollar or holders that own (directly, indirectly or through attribution) 10% or more of our voting shares. This summary also does not consider the tax treatment of persons who will hold our common stock through partnerships, S corporations or other pass-through entities. This summary does not address any aspects of United States taxation other than federal income taxation.

If you are considering purchasing our common stock, we suggest you consult with your own tax advisors as to the United States or other tax consequences of the purchase, ownership and disposition of our common stock in your particular circumstances, including the effect of any state, local or foreign tax laws.

For purposes of this summary, a "U.S. Holder" means a beneficial owner of our common stock that is

     o an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

     o a corporation, or other entity treated as a corporation, created or organized under the laws of the United States or of any political subdivision thereof or therein;

     o an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source;

     o a trust, the administration over which a United States court can exercise primary supervision and for which one or more United States persons have the authority to control all substantial decisions; or

     o otherwise subject to United States federal income taxation with respect to our common stock (including a non-resident alien individual or foreign corporation that holds, or is deemed to hold, any shares of our common stock in connection with the conduct of a U.S. trade or business).

A "non-U.S. Holder" is any beneficial owner of our common stock that is not a U.S. Holder.

Controlled Foreign Corporation Rules. Under the Code, a foreign corporation will be a controlled foreign corporation ("CFC") if "United States Shareholders" own, on any day during the corporation's taxable year, more than 50% of either the total combined voting power of all classes of stock entitled to vote or the total value of such corporation's stock. A "United States Shareholder" is a U.S. person who owns (after applying certain attribution rules) 10% or more of the total combined voting power of all classes of stock entitled to vote. If we or any of our non-United States subsidiaries were to become a CFC, then each person who is a United States Shareholder would be subject to federal income taxation on such person's share of certain types of income earned by such corporation. Our articles of incorporation contain restrictions designed to prevent us from becoming a CFC. See "Description of Capital Stock - Anti-Takeover Effects of Provisions of Our Articles of Incorporation and By-laws" above. Based on the nature of the ownership of our common stock, we believe that Willbros Group, Inc. is not a CFC.

Passive Foreign Investment Company Rules. In general, a foreign corporation is a passive foreign investment company ("PFIC") if either (i) 75% or more of the gross income of the foreign corporation for the taxable year is passive income or (ii) the average percentage of assets held by the foreign corporation during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. Several look-through rules are applied to determine whether a foreign corporation meets these tests. For example, a foreign corporation's beneficial share of the income and assets of its 25%-or-more owned subsidiaries are consolidated with the income and assets of the parent for purposes of these tests. If a foreign corporation is a PFIC, then U.S. persons who own its stock will be required to pay an interest charge when they receive distributions from the PFIC and they will realize ordinary income, rather than capital gain, from the sale of their shares, unless they make an election to realize income currently. Based on the nature of our income and assets and the income and assets of our subsidiaries, we believe that Willbros Group, Inc. is not a PFIC.

Taxation of Distributions. We do not expect to pay dividends for the foreseeable future. Nonetheless, to the extent paid from our current or accumulated earnings and profits as determined under United States federal income tax principles, distributions made with respect to shares of our common stock (other than certain distributions of our capital stock or rights to subscribe for shares of our capital stock) will be includable in income to those of you who are U.S. Holders as ordinary income on the date you receive the distribution. To the extent that a distribution exceeds our earnings and profits, it will be treated as a nontaxable return of capital to those of you who are U.S. Holders to the extent of your tax basis in your shares of our common stock (and will reduce your tax basis in the shares), and thereafter as a taxable capital gain. The amount of distribution will equal the dollar value of the distribution received by you. Assuming that we are not at any time engaged in a United States trade or business, any distributions made with respect to our common stock from earnings and profits generally will be treated as dividend income from sources outside the United States. Dividends paid to those of you that are U.S. corporations will not qualify for the "dividends received deduction" under Section 243 of the Code.

Assuming that we are not at any time engaged in a United States trade or business, dividends on our common stock generally should not be subject to United States federal income tax in the hands of a non-U.S. Holder.

Taxation of Capital Gain. Gain or loss realized by those of you who are U.S. Holders on the sale or other disposition of shares of our common stock will be subject to United States federal income tax as capital gain or loss in an amount equal to the difference between your tax basis in the shares disposed of and the amount realized on the disposition. This gain will be long-term capital gain if you have held the shares for more than one year at the time of disposition. Gain realized by those of you who are U.S. Holders on the sale or other disposition of shares of our common stock generally will not be treated as foreign source income for U.S. foreign tax credit purposes, unless the gain is attributable to an office or fixed place of business maintained by you outside the United States or you are an individual whose tax home is outside the United States, and certain other conditions are met. Losses realized by those of you who are U.S. Holders on the disposition of our common stock generally will be United States source losses. For United States federal income tax purposes, capital losses are subject to limitations on deductibility. As a general rule, U.S. Holders that are corporations can use capital losses for a taxable year only to offset capital gains in that year. If you are a corporation, you may be entitled to carry back unused capital losses to the three preceding tax years and to carry over losses to the following five tax years. If you are not a corporation, capital losses in a taxable year are deductible to the extent of any capital gains, plus up to $3,000 of ordinary income. Unused capital losses of non-corporate U.S. Holders may be carried over indefinitely.

Gain from the sale, exchange or redemption of our common stock generally should not be subject to United States federal income tax in the hands of a non-U.S. Holder.

Information Reporting and Backup Withholding. Except as discussed below with respect to backup withholding, and assuming that we are not at any time engaged in a United States trade or business, dividends paid by us on our common stock will not be subject to withholding of U.S. federal income tax.

Information reporting to the U.S. Internal Revenue Service will generally be required with respect to payments to non-corporate U.S. Holders of dividends on, and proceeds of sales of, our common stock. If you are a non-corporate U.S. Holder of common stock, you may be subject to backup withholding at the rate of 30% with respect to dividends on, and proceeds of sales of, common stock paid to you, unless you come within various exempt categories and, when required, demonstrate this fact, or provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. This rate is scheduled to be reduced to 29% for payments made in 2004 and 2005, and 28% for payments made in 2006 and thereafter. Any amounts withheld under the backup withholding tax rules from a payment to those of you who are U.S. Holders will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

In general, those of you who are non-U.S. Holders will not be subject to information reporting or backup withholding with respect to payments of dividends on our common stock or payment of proceeds from the disposition of our common stock if you timely provide us with a Form W-8BEN (or other applicable form) certifying under penalties of perjury that you are not a United States person, your broker or person making such payments possesses other documentation concerning your account on which the broker or other person is permitted to rely under Treasury regulations to establish that you are a non-United States person, or you otherwise establish an exemption.

If you do not establish an exemption, backup withholding and information reporting will generally apply to payments of dividends on our common stock (not paid to or through an account maintained outside the United States at a financial institution) and the gross proceeds of any sale of common stock that you make through the United States office of any broker, foreign or domestic. As a general matter, information reporting and backup withholding will not apply to a payment by or through a foreign office of a foreign broker of the gross proceeds of a sale of common stock effected outside the United States. However, unless you establish an exemption, information reporting (but not backup withholding) will generally apply to payments of dividends on common stock paid to or through an account maintained outside the United States at a financial institution and the gross proceeds of any sale of common stock that you make through a foreign office of a broker that is (i) a United States person as defined in the Code, (ii) a foreign person that derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code, or (iv) a foreign partnership with certain connections to the United States.

Notwithstanding any Form W-8BEN or other documentary evidence in a broker's possession, a broker who has actual knowledge or reason to know that you are a United States person will be required to make backup withholdings and file information reports with the Internal Revenue Service if the broker is a United States person or is a foreign person that has certain connections to the United States.

PANAMANIAN TAX

The following discussion of Panamanian tax matters is based upon the tax laws of Panama and regulations thereunder in effect as of the date of this prospectus, and is subject to any subsequent change in Panamanian laws and regulations which may come into effect after such date. The material Panamanian tax consequences of ownership of shares of our common stock are as follows.

General. Panama's income tax is exclusively territorial. Only income actually derived from sources within Panama is subject to taxation. Income derived by Panama or foreign corporations or individuals from off-shore operations is not taxable. The territorial principle of taxation has been in force throughout the history of the country and is supported by legislation, administrative regulations and court decisions. We have not been in the past and do not in the future expect to be subject to income taxes in Panama because all of our income has arisen from activities conducted entirely outside Panama. This is the case even though we maintain our registered office in Panama.

Taxation of Distributions and Capital Gains. There will be no Panamanian taxes on distribution of dividends or capital gains realized by an individual or corporation, regardless of its nationality or residency, on the sale or other disposition of shares of common stock so long as our assets are held and activities are conducted entirely outside of Panama.


                              PLAN OF DISTRIBUTION

We are registering the shares offered under this prospectus on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders may sell their shares from time to time in one or more transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices, or at varying prices determined at the time of sale. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders also may resell any of their shares that qualify for sale under Rule 144 in open market transactions pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     o the name of the selling stockholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which the shares were sold;

     o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    any other facts material to the transaction.

We will pay all the costs, expenses and fees related to the registration of the shares offered by this prospectus. The selling stockholders will be responsible for the payment of any brokerage commissions, underwriting fees and discounts attributable to the sale of shares offered by this prospectus and fees and expenses of any counsel and accountants retained by the selling stockholders.

                                  LEGAL OPINION

Arias, Fabrega & Fabrega, Panama City, Republic of Panama, as our counsel, will issue an opinion for us regarding the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

Our consolidated financial statements and schedule as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering our December 31, 2001, consolidated financial statements refers to our adoption of Statement of Accounting Standards ("SFAS") No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets in 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

All amounts, which are payable by the Registrant, except the SEC registration fee, are estimates.

SEC registration fee ..............   $   608
Printing and copying expenses .....       500
Legal fees and expenses ...........    10,000
Accounting fees and expenses ......    20,000
Miscellaneous .....................     1,500
                                      -------
       Total ......................   $32,608
                                      =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 64 of the General Corporation Law of Panama (the "PGCL") provides that directors shall be liable to creditors of the Registrant for authorizing a dividend or distribution of assets with knowledge that such payments impair the Registrant's capital or for making a false report or statement in any material respect. In addition, Article 444 of the Panama Code of Commerce ("Article 444") provides that directors are not personally liable for the Registrant's obligations, except for liability to the Registrant and third parties for the effectiveness of the payments to the Registrant made by stockholders, the existence of dividends declared, the good management of the accounting, and in general, for execution or deficient performance of their mandate or the violation of laws, the Articles of Incorporation, the By-laws or resolutions of the stockholders. Article 444 provides that the liability of directors may only be claimed pursuant to a resolution of the stockholders.

The PGCL does not address the issue as to whether or not a corporation may eliminate or limit a director's, officer's or agent's liability to the corporation. Nevertheless, Arias, Fabrega & Fabrega, Panamanian counsel to the Registrant, has advised the Registrant that, as between the Registrant and its directors, officers and agents, such liability may be released under general contract principles, to the extent that a director, officer or agent, in the performance of his duties to the corporation, has not acted with gross negligence or malfeasance. This release may be included in the Articles of Incorporation or By-laws of the Registrant or in a contract entered into between the Registrant and the director, officer or agent. While such a release may not be binding with respect to a third person or stockholder claiming liability under Article 444, in order to claim such liability, a resolution of the stockholders would be necessary, which the Registrant believes would be difficult to secure in the case of a publicly held company.

The PGCL does not address the extent to which a corporation may indemnify a director, officer or agent. However, the Registrant's Panamanian counsel has advised the Registrant that, under general agency principles, an agent, which would include directors and officers, may be indemnified against liability to third persons, except for a claim based on Article 64 of the PGCL or for losses due to gross negligence or malfeasance in the performance of such agent's duties. The Registrant's Restated Articles of Incorporation release directors from personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and authorize the Registrant's board of directors to adopt By-laws or resolutions to this effect or to cause the Registrant to enter into contracts providing for limitation of liability and for indemnification of directors, officers, and agents. The Registrant's Restated By-laws provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by, and in the manner permissible under, the laws of the Republic of Panama. The Registrant has also entered into specific agreements with its directors and officers providing for indemnification of such persons under certain circumstances. The Registrant carries directors' and officers' liability insurance to insure its officers and directors against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director. The Registrant also carries directors' and officers' liability insurance which insures its officers and directors against liabilities they may incur in connection with the registration, offering or sale of the securities covered by this Registration Statement.

The preceding discussion is subject to the Registrant's Restated Articles of Incorporation and Restated By-laws and the provisions of Article 64 of the PGCL and Article 444 as applicable. It is not intended to be exhaustive and is qualified in its entirety by the Registrant's Restated Articles of Incorporation, the Registrant's Restated By-laws and Article 64 of the PGCL and
Article 444.

ITEM 16. EXHIBITS.

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated by reference herein.

          4.1 Amended and Restated Articles of Incorporation (previously filed as Exhibit 3.2 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2002, and incorporated herein by reference).

          4.2 Restated By-laws (previously filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 333-5413 (the "S-1 Registration Statement"), and incorporated herein by reference).

          4.3 Form of stock certificate for common stock, par value $.05 per share (previously filed as Exhibit 4 to the S-1 Registration Statement and incorporated herein by reference).

          4.4 Rights Agreement, dated April 1, 1999, between the Registrant and Mellon Investor Services LLC, as Rights Agent (previously filed as an exhibit to the Registrant's Registration Statement on Form 8-A, dated April 9, 1999, and incorporated herein by reference).

          4.5 Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant (previously filed as Exhibit 3 to the Registrant's Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

          5** Opinion of Arias, Fabrega & Fabrega regarding the legality of the common stock.

         23.1*  Consent of KPMG LLP.

         23.2** Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

         24* Power of Attorney (included on the signature page to this Registration Statement).

----------

         *    Filed herewith.
         **   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i) The undersigned Registrant undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      * * *

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of November, 2002.

                                       WILLBROS GROUP, INC.



                                       By: /s/ Michael F. Curran
                                          --------------------------------------
                                          Michael F. Curran
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael F. Curran, Warren L. Williams and John T. Dalton, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                    Title                                 Date
               ---------                                    -----                                 ----
/s/ Larry J. Bump                        Director and Chairman of the Board                 November 25, 2002
---------------------------------
Larry J. Bump

/s/ Michael F. Curran                    Director, Vice Chairman of the Board,              November 25, 2002
---------------------------------        President and Chief Executive Officer
Michael F. Curran                        (Principal Executive Officer and Authorized
                                         Representative in the United States)


/s/ Warren L. Williams                   Senior Vice President, Chief Financial             November 25, 2002
---------------------------------        Officer and Treasurer (Principal Financial
Warren L. Williams                       Officer and Principal Accounting Officer)


/s/ Peter A. Leidel                      Director                                           November 25, 2002
---------------------------------
Peter A. Leidel

/s/ Rodney B. Mitchell                   Director                                           November 25, 2002
---------------------------------
Rodney B. Mitchell

/s/ Michael J. Pink                      Director                                           November 25, 2002
---------------------------------
Michael J. Pink

/s/ James B. Taylor, Jr.                 Director                                           November 25, 2002
---------------------------------
James B. Taylor, Jr.

/s/ Guy E. Waldvogel                     Director                                           November 25, 2002
---------------------------------
Guy E. Waldvogel

/s/ John H. Williams                     Director                                           November 25, 2002
---------------------------------
John H. Williams

                                INDEX TO EXHIBITS


    Exhibit
    Number                                  Description
    -------                                 -----------
    4.1            Amended and Restated Articles of Incorporation (previously filed as Exhibit 3.2 to the Registrant's quarterly report on
                   Form 10-Q for the quarter ended September 30, 2002, and
                   incorporated herein by reference).

    4.2            Restated By-laws (previously filed as Exhibit 3.2 to the
                   Registrant's Registration Statement on Form S-1, Registration
                   No. 333-5413 (the "S-1 Registration Statement"), and incorporated herein by reference).

    4.3            Form of stock certificate for common stock, par value $.05 per share (previously filed as Exhibit 4 to the S-1
                   Registration Statement and incorporated herein by reference).

    4.4 Rights Agreement, dated April 1, 1999, between the Registrant and Mellon Investor Services LLC, as Rights Agent (previously filed as an exhibit to the Registrant's Registration
                   Statement on Form 8-A, dated April 9, 1999, and incorporated herein by reference).

    4.5            Certificate of Designation of Series A Junior Participating
                   Preferred Stock of the Registrant (previously filed as Exhibit 3 to the Registrant's Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

    5** Opinion of Arias, Fabrega & Fabrega regarding the legality of the common stock.

    23.1*          Consent of KPMG LLP

    23.2**         Consent of Arias, Fabrega & Fabrega (included in Exhibit 5).

    24* Power of Attorney (included on the signature page to this Registration Statement).

----------

         *  Filed herewith.
         ** To be filed by amendment.